CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-2 of Apollo Investment Corporation of our report dated May 18, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting of Apollo Investment Corporation, which appears in such Registration Statement. We also consent to the use in such Registration Statement of our report dated March 9, 2018 on the senior securities table, which appears in such Registration Statement. We also consent to the reference to us under the headings “Independent Registered Public Accounting Firm” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
March 9, 2018